SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	74-2830661 (I.R.S. Employer Identification No.)
2114 Central Street, Suite 600 Kansas City, Missouri (Address of Principal Executive Offices)	64108 (Zip Code)
______________________

Amended and Restated 2004 Incentive Stock Plan
(Full Title of the Plan)

With a copy to:
W. Lance Anderson Chairman of the Board and Chief Executive Officer 2114 Central Street, Suite 600, Kansas City, Missouri 64108	Gregory G. Johnson Bryan Cave LLP 3800 One Kansas City Place 1200 Main Street Kansas City, Missouri 64105
(Name and address of agent for service)

(816) 231-7000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (do not check if smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	3,500,000 shares	$0.32	$1,120,000.00	$144.26

(1)
In addition to the securities set forth in the table, the amount being registered also includes an indeterminate number of shares of common stock (the “Common Stock”), par value $0.01 per share, of Novation Companies, Inc. (“Novation”) which may be issuable under the Amended and Restated 2004 Incentive Stock Plan (the “2004 Plan”) as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(2)
This amount represents an additional 3,500,000 shares of Common Stock issuable under the 2004 Plan. Novation previously filed a Registration Statement on Form S-8 (File No. 333-116998) with respect to shares issuable under the 2004 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, and based on the average high and low price of Novation’s Common Stock as quoted by OTC Markets’ Group inter-dealer quotation service on June 18, 2014.

EXPLANATORY NOTE
This Registration Statement relates to 3,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”) issuable under the Amended and Restated 2004 Incentive Stock Plan (the “2004 Plan”) of Novation Companies, Inc. (the “Registrant”). These shares of Common Stock are in addition to the 2,500,000 shares of Common Stock registered on the Registrant’s Form S-8 filed on June 30, 2004 (File No. 333-116998) with respect to the Registrant’s 2004 Plan (the “Prior Registration Statement”), which number was increased to 6,000,000 shares when the 2004 Plan was amended and restated on March 1, 2012, in light of the recapitalization in connection with the Registrant exchanging all of its outstanding shares of preferred stock for newly issued Common Stock and cash. This Registration Statement relates to securities of the same class as the Prior Registration Statement, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(a)    The Annual Report on Form 10-K filed by the Registrant for the fiscal year ended December 31, 2013 filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than portions of those documents furnished or otherwise not deemed to be filed);
(c)    The description of the Common Stock included in the registration statements on Form 8-A (including descriptions incorporated from the registration statement on Form S-11 No. 32327), and any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
The Common Stock is registered pursuant to Section 12 of the Exchange Act, and therefore, a description of the securities is omitted from this Registration Statement in accordance with the rules and regulations of the Commission.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The charter of the Registrant requires it, to the full extent required or permitted by Maryland law, to indemnify (a) its present and former directors and officers, whether serving the Registrant or at its request any other entity, including the advance of expenses under the procedures and to the full extent permitted by law and (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the Registrant’s bylaws and be permitted by law. The bylaws of the Registrant establish certain procedures for indemnification and advancement of expenses pursuant to Maryland law and the Registrant’s charter.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant has entered into indemnification agreements with certain of its directors and officers. Under the indemnification agreements, the Registrant will indemnify each indemnitee to the maximum extent permitted by Maryland law for liabilities and expenses arising out of the indemnitee’s service to the Registrant or other entity for which such indemnitee is or was serving at the request of the Registrant. The indemnification agreements also provide (a) for the advancement of expenses by the Registrant, subject to certain conditions, (b) a procedure for determining an indemnitee’s entitlement to indemnification and (c) for certain remedies for the indemnitee. In addition, the indemnification agreements require the Registrant to use its reasonable best efforts to obtain directors and officers liability insurance on terms and conditions deemed appropriate by the Registrant’s Board of Directors.

The Registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the Registrant. The effect of these insurance policies is to indemnify any directors or officers of the Registrant against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
See Exhibit Index attached hereto.

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Novation Companies, Inc. certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on June 19, 2014.

NOVATION COMPANIES, INC.
(Registrant)

By:     /s/ Rodney E. Schwatken
Rodney E. Schwatken
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Lance Anderson and Rodney E. Schwatken, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Lance Anderson	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 19, 2014
W. Lance Anderson

/s/ Rodney E. Schwatken	Chief Financial Officer (Principal Financial Officer)	June 19, 2014
Rodney E. Schwatken

/s/ Brett A. Monger	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 19, 2014
Brett A. Monger

/s/ Howard M. Amster	Director	June 19, 2014
Howard M. Amster

/s/ Gregory T. Barmore	Director	June 19, 2014
Gregory T. Barmore

Signature	Title	Date
/s/ Art N. Burtscher	Director	June 19, 2014
Art N. Burtscher

/s/ Barry A. Igdaloff	Director	June 19, 2014
Barry A. Igdaloff

/s/ Edward W. Mehrer	Director	June 19, 2014
Edward W. Mehrer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Amendment and Restatement of the Registrant (incorporated herein by reference to Exhibit 3.1 to Form 8-K filed by the Registrant with the SEC on June 29, 2011 (File No. 001-13533)).

4.2
Amended and Restated Bylaws of the Registrant, adopted July 27, 2005 (incorporated herein by reference to Exhibit 3.3.1 to Form 10-Q filed by the Registrant with the SEC on August 5, 2005 (File No. 001-13533)), including the Amendment to the Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2.1 to Form 8-K filed by the Registrant with the SEC on March 16, 2009 (File No. 001-13533)).

5.1	Opinion of Bryan Cave LLP regarding the legality of the shares of Common Stock offered by this Registration Statement.*

23.1	Consent of Bryan Cave LLP (included in the opinion filed as Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP.*

24.1	Powers of Attorney of the directors and certain officers of the Registrant (included on the signature page hereto).

*	Filed herewith